Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Predecessor Company (1) (2)									Successor Company (2)
	Period from January 1, 2002 to October 31, 2002		Period from November 1, 2002 to December 31, 2002	Year ended December 31, 2003		Year ended December 31, 2004		Period from January 1, 2005 to November 30, 2005		Period from May 9, 2005 (date of inception) to December 31, 2005		Year ended December 31, 2006		Pro Forma 2006		Six Months June 30, 2006	Six Months June 30, 2007		Pro Forma June 30, 2007
COMPUTATION OF EARNINGS
Income (loss) before taxes	$35.3		$(2.3)	$12.7		$167.8		$70.2		$(3.2)		$65.4		$25.6		$27.4	$26.0		$16.3
Net interest expense	15.8		1.3	5.7		8.4		12.0		4.1		54.6		93.9		24.9	39.0		48.7
Interest portion of operating lease expense	5.5		0.9	4.8		5.4		5.2		0.5		6.1		6.1		2.8	3.3		3.3

Earnings	$56.6		$(0.1)	$23.2		$181.6		$87.4		$1.4		$126.1		$125.6		$55.1	$68.3		$68.3

COMPUTATION OF FIXED CHARGES
Net interest expense	$15.8		$1.3	$5.7		$8.4		$12.0		$4.1		$54.6		$93.9		$24.9	$39.0		$48.7
Capitalized interest	—		—	—		—		—		—		—		—		—	—		—
Interest portion of operating lease expense	5.5		0.9	4.8		5.4		5.2		0.5		6.1		6.1		2.8	3.3		3.3

Fixed Charges	$21.3		$2.2	$10.5		$13.8		$17.2		$4.6		$60.7		$100.0		$27.7	$42.3		$52.0

RATIO OF EARNINGS TO FIXED CHARGES	2.7	x	—	2.2	x	13.3	x	5.1	x	0.3	x	2.1	x	1.3	x	2.0	1.6	x	1.3	x

DEFICIENCY OF EARNINGS TO FIXED CHARGES	$—		$2.3	$—		$—		$—		$3.2		$—		$—		$—	$—		$—

(1)	We applied “Fresh-Start Reporting” to our consolidated balance sheet as of October 31, 2002 in accordance with SOP 90-7. Under “Fresh-Start Reporting” a new reporting entity is considered to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values at the date “Fresh-Start Reporting” is applied. On October 31, 2002, we emerged from bankruptcy. As a result of the application of “Fresh-Start Reporting,” our financial information of any date or for periods after November 1, 2002 is not comparable to our historical financial information before November 1, 2002.
(2)	On November 30, 2005, Flag Acquisition Corporation, a wholly owned subsidiary of Flag Intermediate Holdings Corporation, which in turn is a wholly owned subsidiary of Metals USA Holdings Corp. (formerly named Flag Holdings Corporation), merged with and into Metals USA, Inc., with Metals USA, Inc. being the surviving company. Metals USA Holdings Corp., Flag Intermediate Holdings Corporation and Metals USA, Inc. are herein referred to as the “Successor Company” after the merger on November 30, 2005. Metals USA Holdings Corp., Flag Intermediate Holding Corporation and Flag Acquisition Corporation conducted no operations from May 9, 2005 (date of inception) to November 30, 2005. Metals USA, Inc., prior to the merger, is referred to as the “Predecessor Company.”